EXHIBIT "A"

                                IRREVOCABLE PROXY
                                TO VOTE STOCK OF
                              DEPOTECH CORPORATION


         The undersigned shareholder of DepoTech Corporation, a California corporation ("Company"), hereby irrevocably (to the fullest extent permitted by Section 705 of the California General Corporation Law) appoints the members of the Board of Directors of the Company, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that are being concurrently purchased by the undersigned from the Company pursuant to that certain Stock Purchase Agreement of an even date herewith, and any and all other shares or securities of the Company issued or issuable in respect of such shares being purchased on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy, along with the number of the share certificates which represent such Shares. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

         This Proxy is granted pursuant to, and in consideration of the Company entering, that certain Stock Purchase Agreement dated as of October 19, 1998, by and between the Company and the undersigned shareholder (the "Stock Purchase Agreement"). The Stock Purchase Agreement provides for the purchase by the undersigned shareholder of shares of the Company's common stock in accordance with its terms. As used herein, the term "Expiration Date" shall mean the earlier of (x) June 30, 1999, or (y) the date on which an Acquisition Transaction (as defined below) is consummated.

         The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 603 of the California General Corporation
Law) at every annual, special or adjourned meeting of the shareholders of the Company and in every written consent in lieu of any such meeting: (a) in favor of approval of any offer to acquire all of the outstanding capital stock of the Company or substantially all of the assets of the Company, which the Company's Board of Directors has recommended for approval by the Company's shareholders (each, an "Acquisition Transaction"), and in favor of any matter that could reasonably be expected to facilitate any such Acquisition Transaction, (b) against approval of any proposal made in opposition to or in competition with the consummation of an Acquisition Transaction, and (c) to take all actions required to call a special meeting of shareholders to vote in favor of approval of an Acquisition Transaction upon written request of the Company. The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided in clauses (a), (b) and (c) above. The undersigned shareholder may vote the Shares on all other matters.

         Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

         This Proxy is irrevocable (to the fullest extent permitted by Section 705 of the General Corporation Law of the State of California). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.


Dated:  October 19, 1998                    Shareholder:

                                            SKYEPHARMA PLC

                                            By:
                                               ---------------------------------
                                            Its:
                                                --------------------------------



Shares Beneficially Owned:                               Certificate No.
--------------------------                               ---------------

2,857,143  shares of the Company's common stock          -----------------------

                                                                     EXHIBIT "B"

                             SCHEDULE OF EXCEPTIONS

         This Schedule of Exceptions is made and given pursuant to Section 2 of the Stock Purchase Agreement dated as of October 19, 1998 (the "Agreement"). The section numbers in this Schedule of Exceptions correspond to the section numbers in the Agreement; however, any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would otherwise be appropriate. Any terms defined in the Agreement shall have the same meaning when used in this Schedule of Exceptions as when used in the Agreement unless the context otherwise requires.

         Nothing herein constitutes an admission of any liability or obligation of the Company nor an admission against the Company's interest. The inclusion of any agreement or other matter herein or any exhibit hereto should not be interpreted as indicating that the Company has determined that such an agreement or other matter is necessarily material to the Company. Purchaser acknowledges that certain information contained in this schedule may constitute material confidential information relating to the Company which may not be used for any purpose other than in connection with Purchaser's decision to purchase the Company's Common Stock pursuant to the Agreement.

Section 2.8

         The Company is party to an Engagement Letter with EGS Securities dated June 22, 1998. The Company does not expect that the Engagement Letter and fees due thereunder will apply to the transactions covered by this Agreement.

         The Company's marketing partner outside of the United States, Pharmacia and Upjohn, has withdrawn the European Marketing Authorization Application for Savedar (known as DepoCyt in the U.S.).

         The Company has entered into various feasibility agreements that are typically not disclosed in the SEC Reports and which the Company considers immaterial.

Section 2.9

         The Company is party to a certain Agreement dated October 6, 1998 among Silicon Valley Bank, Lease Management Services, Inc. and the Company with respect to events of default in prior agreements between such parties. A copy of this Agreement has been previously delivered to the Purchaser and its counsel.